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          [Form of Shattuck Hammond Commercial Reasonableness Opinion]


October  , 1997


Board of Directors
Founding Affiliated Practice

Dear Sirs:

You have requested Shattuck Hammond Partners Inc. ("Shattuck Hammond") to provide this opinion in connection with the proposed transaction (the "Transaction") between Founding Affiliated Practice (the "Company") and American Physician Partners, Inc. ("APPI"). Pursuant to the Transaction, it is our understanding that the following events, among others, will occur:

        1. Company Reorganization. The Company intends to transfer certain of its assets, most of which relate solely to the practice of medicine, to a newly formed limited liability company ("Newco") in which the members will be the Company's stockholders.

        2. Merger with APPI. Pursuant to an Agreement and Plan of Reorganization and Merger, dated __________, 1997 between the Company and APPI, the Company will merge with and into APPI (the "Merger") and APPI will be the surviving entity. As consideration for entering into the Merger, the stockholders of the Company will receive aggregate consideration of [description of consideration].

        3. Service Agreement with APPI. Pursuant to a Service Agreement, dated __________ (the "Service Agreement"), between APPI, a management subsidiary of APPI (together, referred to herein as "APPI") and Newco, Newco will retain APPI to perform non-medical business services for Newco. As set forth in the Service Agreement, the services to be provided by APPI include billing and collection, accounting, cash management, accounts receivable management, preparation of tax returns, maintenance of records and files, furnishing of facilities including capital assets required or appropriate for the practice, recruitment of new physicians, financial planning and budgeting, non-physician professional personnel, negotiation of payor relationships, inventory and supplies management, advertising and public relations support, quality assurance management, and other services. In consideration for providing such services, APPI will be entitled to receive a Service Fee as provided in Exhibit 7.1 of the Service Agreement. The Service Fee includes the following components: (i) reimbursement for all Professional Expenses and Excluded Practice Expenses (as defined in the Service Agreement), if any, paid by APPI; (ii) a fee equal to __% of Adjusted Professional Revenues (as defined in the



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Board of Directors
Founding Affiliated Practice
October   , 1997
Page 2

        Service Agreement); and (iii) a payment in respect of the Technical Revenues (as defined in the Service Agreement) of Newco. Under the Service Agreement, Newco will receive a payment from APPI representing a portion of the increase in Technical Revenues above an agreed base. The Service Agreement has a term of 40 years, but may be terminated by Newco in the event of a material default by APPI in the performance of its obligations or a bankruptcy or similar event affecting APPI.

        4. Initial Public Offering of APPI. Simultaneously with the Merger, APPI intends (i) to enter into similar transactions with [six] other medical groups and (ii) to offer shares of its common stock in an initial public offering. It is contemplated that the shares of common stock of APPI received as consideration for the Merger will be registered at the time of the APPI initial public offering; however, the Company's stockholders have agreed to certain restrictions on their ability to sell their shares.

You have asked Shattuck Hammond for our opinion, as investment bankers, as to the commercial reasonableness of the financial terms of the Service Agreement.

As part of its investment banking business, Shattuck Hammond is continuously engaged in valuing businesses, negotiating management services agreements, negotiated underwritings, secondary distributions of securities, private placements and other financing activities. In arriving at the opinion set forth below, we have reviewed and considered, among other things:

        1. An executed copy of the Agreement and Plan of Reorganization and Merger;

        2.     An executed copy of the Service Agreement;

        3. The final form of the Prospectus of APPI relating to the proposed public offering;

        4. Financial analysis, prepared by APPI, of the pro forma cash flow of the Group, Newco and APPI after giving effect to the Transaction;

        5. The services fees provided for under other management service agreements entered into by other medical groups; and

        6. Such other financial studies and analyses as we considered appropriate, including our assessment of general economic, industry, market, monetary and other conditions as they exist as of the date hereof.

In addition, we have discussed and reviewed the terms of the Transaction, including the Service Fee, with representatives of the Company and their counsel and with representatives of APPI.



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Board of Directors
Founding Affiliated Practice
October   , 1997
Page 3


Our opinion is based solely on the information available to us and upon market, economic and other conditions that exist on or before the date hereof and can be evaluated as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein which may come or may be brought to our attention after the date hereof, or for changes in financial or market conditions subsequent to the date hereof. The opinion expressed herein does not constitute a recommendation as to any action the Company or Newco, or any stockholder of the Company or a member of Newco, should take in connection with the Transaction (including the Service Agreement) nor does this opinion reflect any assessment as to the value of the consideration to be received in the Merger or the future price at which the shares of APPI will trade in the public market. Further, except as explicitly set forth in the final paragraph of this letter, we express no opinion as to, and assume no responsibility for, the structure, terms or effect of any aspect of the Transaction or the Service Agreement, including without limitation, the credit or tax consequences thereof for the Company, Newco or their respective stockholders or members. This opinion shall not be reproduced, disclosed or quoted at any time, in any manner or for any purpose, without our prior written consent, except that it may be disclosed (i) as required by law, (ii) on a confidential basis to the equity holders of the Company and Newco and their representative counsel and/or (iii) with respect to any investigation or proceeding involving the Company or Newco and/or their equity holders and any governmental entity.

This opinion is addressed solely to the Board of Directors of the Company in connection with its consideration of the Transaction (including the Service Agreement) and shall not be relied upon by any other party for any other purpose except that it may be relied upon by the Management Committee of Newco. In rendering this opinion, we have not been engaged to act as agent or fiduciary of the Company or Newco or their equity holders and shall have no liability or duty to, the stockholders of the Company, the members of Newco or any third party. Without limiting the generality of the foregoing, this opinion may not be relied upon by APPI and its affiliates.

On the basis of, and subject to, the foregoing, as of the date hereof, we are of the opinion that the financial terms of the Service Agreement are commercially reasonable, including the Service Fee to be paid by Newco, and that the Service Fee is comparable to payments due



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Board of Directors
Founding Affiliated Practice
October   , 1997
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under other arms-length management services agreements providing for similar services in independent transactions.




                                            Very truly yours,

                                            Shattuck Hammond Partners Inc.



                                            By: ________________________________